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                                                                   EXHIBIT 10.30

         RETIREMENT AGREEMENT AND GENERAL RELEASE

     This Retirement Agreement and General Release ("Agreement") is made and effective this 20th day of June, 2002 ("Effective Date"), by and among RemedyTemp, Inc., and Remedy Temporary Services, Inc. (collectively, "Remedy"), and Alan M. Purdy ("Purdy"). Remedy and Purdy shall sometimes be referred to individually as the "Party" and collectively as the "Parties."

                                            Recitals

     Whereas, Purdy is an officer and employee of Remedy and has notified Remedy that he shall retire from and resign his positions as an officer and employee of Remedy, effective January 1, 2003;

     Whereas, Remedy has agreed to provide Purdy with certain retirement compensation, as more fully described in this Agreement (collectively "Retirement Payments"), in exchange for the releases contained herein;

     Whereas, in light of the lengthy employment relationship between the Parties, and the numerous benefits and rights previously granted to Purdy, none of which the Parties intend to waive or cancel, except as specifically set forth herein, the Parties wish to provide certain background information to help identify the benefits and rights owned by Purdy, as well as the additional rights and benefits granted to Purdy pursuant to this Agreement;

     Whereas, the Parties entered into three separate deferred compensation plans, which are identified by date, as follows: February 16, 1994 (supplemented February 4, 1997, and later amended and restated April 14, 2000) (hereinafter "1994 Plan"); November 27, 1996 (amended and restated April 14, 2000) (hereinafter "1996 Plan"); RemedyTemp, Inc., Deferred Compensation Plan effective September 29, 1997 (amended and restated February 21, 2000, and further amended June 4, 2001) (hereinafter "1997 Plan");

     Whereas, Remedy also created the RemedyTemp, Inc.1996 Stock Incentive Plan (amended and restated effective August 16, 1999) (hereinafter "Stock Incentive Plan"), pursuant to which Purdy has received certain awards thereunder; and

     Whereas, on or about June 1, 1999, the Parties entered into that certain Severance Agreement dated June 1, 1999 (the "Severance Agreement").

     Now therefore, in consideration of the foregoing recitals, which are made a part of this Agreement, and the mutual promises, terms and conditions contained herein, the Parties agree as follows:

     1. Purdy hereby confirms his resignation and retirement as an employee and officer from Remedy, effective as of January 1, 2003 (the "Retirement Date"). Until the Retirement

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Date, Purdy shall continue to perform those functions designated by Remedy's
President and Chief Executive Officer, shall work from Remedy's headquarters and maintain office space designated by Remedy's President and Chief Executive Officer and shall continue to receive the same compensation and benefits package that he receives as of the Effective Date until the Retirement Date. In the event Remedy elects to replace Purdy prior to the Retirement Date, Purdy shall continue to receive his full compensation and benefits until the Retirement Date regardless of whether or not he continues to perform services for Remedy.

     2. Remedy agrees to pay to Purdy a total of $41,744, less applicable taxes and withholdings ("Retirement Bonus") no later than November 30, 2002. Further, Remedy agrees to pay to Purdy all earned portions of his fiscal year 2002 Bonus ("2002 Bonus") no later than November 30, 2002. Finally, Purdy shall be eligible to receive a pro-rated portion of what would be his fiscal year 2003 bonus equaling $41,131, which is 25% of the maximum bonus potential of $164,524 ("2003 Bonus"). Payment of the 2003 Bonus to Purdy shall be no later than January 31, 2003 and shall be based on the satisfaction of criteria set by Remedy, in its sole discretion, and presented to Purdy in writing at the time that such bonus criteria is established for Remedy's officers. The Retirement Bonus, 2002 Bonus (if any) and 2003 Bonus (if any) shall be designated as deferred compensation and placed into the 1997 Plan for the benefit of Purdy. Remedy shall also provide Purdy with the following retirement benefits: (i) payment of the 2003 annual premium of Purdy's current life insurance due in January 2003; (ii) payment of Purdy's current health insurance premiums until the age of 65 (including medical, dental, vision and ExecuCare or comparable plans for Purdy and his spouse); (iii) the grant of an option to purchase 61,100 shares of RemedyTemp, Inc., common stock at the fair market value as of June 20, 2002 ("New Stock Options"); (iv) ownership of the computers, scanners, printers and related equipment used by Purdy at his home and at his corporate office as of the Retirement Date; and (v) the use of an office, including Internet and telecommunication services, at Remedy's headquarters in a size and location, and for a duration, to be determined by the President and Chief Executive Officer. The payments and benefits delineated in Sections 1 and 2 of this Agreement are collectively referred to herein as the "Retirement Payments."

     3. On or about January 1, 2003, Remedy shall also pay to Purdy all unused and accrued vacation and sick days ("Vacation Pay"). Furthermore, until the Retirement Date and thereafter, Remedy shall continue to provide to Purdy such indemnification and liability coverage for actions and events that occur on or prior to the Retirement Date, including, without limitation, worker's compensation, director and officer liability coverage, corporate indemnification and disability coverage (collectively, "Liability Coverage"), but only to the extent such Liability Coverage is provided by law or by Remedy to its other officers and employees under Remedy's then current policies and benefits plan in effect as of the Retirement Date, which ever coverage is greater. Accordingly, the Parties agree that the Vacation Pay, the Liability Coverage, the deferred compensation due under the 1994 Plan, the 1996 Plan, the 1997 Plan, the Retirement Payments, Purdy's rights and awards under the Stock Incentive Plan, the New Stock Options and any amounts due under the Severance Agreement (collectively "Vested Benefits") shall be the only compensation which Remedy shall pay to Purdy, and all other wages, bonuses, incentive compensation, claims for compensation or any other form of compensation whatsoever are hereby waived.

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     4. The Parties acknowledge and agree that notwithstanding anything to the contrary contained in the Severance Agreement and that certain Restricted Stock Grant Agreement between the Parties, the general release and release of unknown claims provisions contained therein shall not apply to the Vested Benefits. The Parties further acknowledge and agree that notwithstanding anything to the contrary contained in the Stock Incentive Plan, the New Stock Options shall fully vest on June 20, 2002 and Purdy shall have 10 years from the grant date to exercise the New Stock Options.

     5. Except for those obligations created by or arising out of this Agreement and the Vested Benefits, Purdy on behalf of himself, his descendants, dependents, heirs, executors, administrators, assigns, and successors, and each of them, hereby covenants not to sue and fully releases and discharges Remedy, and its parent, subsidiaries, related business entities and affiliates, past and present, and each of them, as well as its and their trustees, directors, officers, agents, attorneys, insurers, employees, shareholders, representatives, assigns, and successors, past and present, and each of them, hereinafter together and collectively referred to as "Releasees," with respect to and from any and all claims, wages, demands, rights, liens, agreements, contracts, covenants, actions, suits, causes of action, obligations, debts, costs, expenses, attorneys' fees, damages, judgments, orders and liabilities of whatever kind or nature in law, equity or otherwise, whether now known or unknown, suspected or unsuspected, and whether or not concealed or hidden, which he now owns or holds or he has at any time heretofore owned or held or may in the future hold as against said Releasees, arising out of or in any way connected with his employment relationship with Remedy, or his voluntary resignation from employment or any other transactions, occurrences, acts or omissions or any loss, damage or injury whatever, known or unknown, suspected or unsuspected, resulting from any act or omission by or on the part of said Releasees, or any of them, committed or omitted prior to the Effective Date including, without limiting the generality of the foregoing, any claim under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act of 1993, the California Fair Employment and Housing Act, the California Family Rights Act, or any claim for severance pay, bonus, sick leave, holiday pay, vacation pay, life insurance, health or medical insurance or any other fringe benefit, workers' compensation or disability. In consideration for the terms contained herein, Purdy shall execute a General Release of Remedy, with the same exceptions as contained in this Agreement, on the Retirement Date for the period of time between the Effective Date and the Retirement Date.

     6. Except for those obligations created by or arising out of this Agreement, the Liability Coverage and the Vested Benefits, it is the intention of Purdy in executing this Agreement that the same shall be effective as a bar to each and every claim, demand and cause of action hereinabove specified. In furtherance of this intention, and except for those obligations created by or arising out of this Agreement, the Liability Coverage and the Vested Benefits, Purdy hereby expressly waives any and all rights and benefits conferred upon him by the provisions of SECTION 1542 OF THE CALIFORNIA CIVIL CODE and expressly consents that this Agreement shall be given full force and effect according to each and all of its express terms and provisions, including those related to unknown and unsuspected claims, demands and causes of action, if any, as well as those relating to any other claims, demands and causes of action hereinabove specified. SECTION 1542 provides:

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          "A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES
          NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED HIS SETTLEMENT WITH THE DEBTOR."

     7. Purdy expressly acknowledges and agrees that, by entering into this Agreement, he is waiving any and all rights or claims that he may have arising under the Age Discrimination in Employment Act of 1967, as amended, which have arisen on or before the date of execution of this Agreement. Purdy further expressly acknowledges and agrees that:

          (a) In return for this Agreement, he will receive consideration beyond that which he was already entitled to receive before entering into this Agreement;

          (b) He is hereby advised in writing by this Agreement to consult with an attorney before signing this Agreement;

          (c) He was given a copy of this Agreement on May 8, 2002, and informed that he had 21 days within which to consider the Agreement; and

          (d) He is hereby advised that he has seven (7) days after execution to revoke the Agreement, and to that end this Agreement will not become effective or enforceable until the expiration of such seven-day period. Any revocation must be delivered to Remedy's legal department.

     8. The Parties agree and covenant that they shall continue to conduct themselves in a professionally acceptable manner and will not make any negative or disparaging comments about the other Party, including, without limitation, the other Party's affiliated entities, officers, employees or directors commencing as of the Effective Date. Further, Purdy agrees to maintain the confidentiality of all of Remedy trade secrets, including its proprietary business approaches, strategies and systems. Violation of this Section 8 shall be a material breach of this Agreement

     9. This instrument constitutes and contains the entire agreement and final understanding of Purdy's employment, the termination thereof, and the other subject matters addressed herein between the parties. Any modifications to this Agreement must be in writing and signed by Purdy and Remedy to be binding on the parties. Purdy acknowledges that he is not relying on any statement or representation of Remedy, its employees or agents with respect to the subject matter, basis or effect of this Agreement. This Agreement shall inure to and be binding on each Party's successor in interest. This Agreement shall not be assignable, other than to a successor of Remedy pursuant to a merger of Remedy or a purchase of Remedy or a purchase of all or substantially all of Remedy's assets.

     10. The prevailing party in any litigation relating to an alleged breach of this Agreement shall be entitled to an award of its reasonable attorneys' fees and costs. This Agreement shall be governed by the internal laws of the State of California.

     11. Purdy acknowledges that he fully understands his right to discuss this Agreement

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with an attorney, that he has carefully read and fully understands this entire
Agreement and that he is voluntarily entering into this Agreement.

     12. Any breach or default of obligations hereunder shall not release the non-breaching party of its or his duties and obligations hereunder.

     13. Purdy, or his agents, upon 10 days written notice to Remedy, shall have the right to inspect, audit and copy, during regular business hours, the books and records of Remedy that relate to Purdy's deferred compensation under the 1994 Plan, 1996 Plan, and the 1997 Plan (the "Inspection"). In the event the Inspection reveals an error detrimental to Purdy, Remedy shall immediately correct the error, including interest, and reimburse Purdy for the cost of the Inspection, including reasonable attorneys' and accounting fees. Otherwise, the Inspection shall be at Purdy's sole expense.

     IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

                                  ALAN M. PURDy

                                  /s/ ALAN M. PURDY
                                  -----------------
                                  Alan M. Purdy

                                  REMEDYTEMP, INC.

                                  By:      /s/ GREG PALMER
                                           ---------------

                                  Printed: Greg Palmer
                                           -----------

                                  Title: President and Chief Executive Officer

                                  REMEDY TEMPORARY SERVICES, INC.

                                  By:      /s/ GREG PALMER
                                           ---------------

                                  Printed: Greg Palmer
                                           -----------

                                  Title: President and Chief Executive Officer

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